Exhibit 99.2

HYPERDYNAMICS EXPANDS BOARD OF DIRECTORS AND ENHANCES CORPORATE GOVERNANCE IN ADVANCE OF REQUIREMENTS

MR. ALBERT F. YOUNG ELECTED AS FIFTH DIRECTOR

Houston - Wednesday, October 20, 2004, Hyperdynamics Corporation announced today that its Board of Directors has decided to enhance the company's corporate governance policies in advance of the SEC's required due dates for such enhancements. Actions taken by the Board of Directors include the expansion of the board from four directors to five and the election of Mr. Albert F. Young as its fifth director. Additionally, the Board adopted an audit committee charter and elected its first audit committee consisting of independent directors Mr. Albert F. Young and Mr. Harold A. Poling, past Chairman and CEO of Ford Motor Corporation. With the addition of Mr. Young and the formation of the Company's first independent audit committee, corporate governance standards are now in place to provide the required policies for its expected future growth. The new audit committee, which is required to be comprised solely of independent directors, is chartered to provide independent oversight of the company's accounting and financial reporting processes, relationship with its independent auditing firm, and to provide assurance of compliance with legal and regulatory requirements relevant to the company's financial reporting.

Mr. Albert F. Young readily accepted the invitation to become the fifth member of the Board. Mr. Young, a career sales and marketing expert, retired in July 2003 from Venture Industries where he handled the Ford Motor Corporation account and was responsible for managing sales of approximately $500 million annually.

When asked to comment, Mr. Young said, "What I see developing at Hyperdynamics is phenomenal. I am excited to be a member of the board and I have great anticipation for huge success."

Kent Watts, Chairman and CEO commented that, "we decided it was important to establish our required corporate governance policies well in advance of due dates set by the Securities and Exchange Commission (SEC). As a big part of this, the addition of Mr. Young to our board of directors is significant." Mr. Watts went on to say, "Over the last few years, Mr. Young has exhibited the ability for great discernment, a quality only found in the most astute business leaders. I have grown to greatly respect his character and integrity, traits that are exhibited clearly through his magnificent work with charities. He is a fantastic example to follow and I personally look forward to working with him as we move forward, continuing to build shareholder value."

ABOUT  ALBERT  F.  YOUNG
Albert F. Young currently owns and operates Al Young Sales and Consulting after his retirement from Venture Industries in 2003 where he spent the preceding 14 years. Currently, he continues to consult with Venture and is the Executive Assistant to their Chairman. During his tenure at Venture, Mr. Young was responsible for building his division's sales to approximately $500 million annually. Additionally, Mr. Young was instrumental in formulating and orchestrating several acquisitions and joint ventures including Venture's purchase of a Ford Plastic Plant,


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Design Center and two (2) tool shops in Melbourne, Australia. These acquisitions made Venture a 24-7 supplier of automotive design projects. Additionally, Mr. Young helped Venture acquire Bailey Corporation and a third tool shop in Michigan and became a joint venture partner with Visteon in the purchase of Atlantic Automotive in Benton Harbor, Michigan.

Over the last thirty years Mr. Young has served on boards, committees, and in leadership roles, while raising millions in donated funds for many local and international charities. Two of the charities he has worked for are Priority One International and The Henry Ford Health System. As a past director, over its initial eight years, Mr. Young served on the board of Priority One International, an organization committed to foreign missions. Remaining through the years a staunch supporter and fund raiser for Priority One International, they are responsible for building more than 1,000 churches in foreign countries and are responsible for initializing and supporting two higher education seminaries located in Cebu City, on Cebu Island in the Philipines. For the last twenty five (25) years, Mr. Young has worked closely with the Van Patrick Charity Golf Tournament in the Michigan area in support of the Henry Ford Health System, while also supporting many other golf tournaments that have historically raised millions of dollars per year in donations.

ABOUT  HYPERDYNAMICS
Hyperdynamics invests in companies with substantial potential for growth. Hyperdynamics' internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit acreage offshore West Africa. SCS also develops and provides state-of-the-art seismic data management services. HYD Resources Corporation, focuses on domestic oil field services and low risk shallow production.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.

CONTACT: Hyperdynamics Corp.
Kent Watts, 713/353-9400
kent@hypd.com
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Or
Investor Relations Contact:
Stock Enterprises, Inc.
Jim Stock, 702/614-0003
stockenter@aol.com
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